Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Executive Vice President, Chief Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. ANNOUNCES 2011 FOURTH-QUARTER AND FULL-YEAR RESULTS

— Company Reports Fourth Quarter Adjusted EPS of $0.52, Exceeding Market Expectations —

Heritage Aggregates Pricing Growth of 6%

Specialty Products Posts Record Earnings

RALEIGH, North Carolina (February 7, 2012) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the fourth quarter and year ended December 31, 2011.

Ward Nye, President and CEO of Martin Marietta Materials, stated: “2011 was an exciting year for our company in terms of both strong operational and financial performance and execution against stated strategic objectives. Considering the challenges that confronted the construction materials industry throughout the year, I am pleased that we concluded 2011 with fourth-quarter earnings that exceeded market expectations, before charges related to business development expenses. Underlying these results is a 6% increase in average selling price in our heritage aggregates product line that continued the momentum generated throughout the entire year. Further, our Specialty Products segment established new records for fourth-quarter and annual earnings.

“In addition to delivering strong operating results for the quarter, we completed three aggregates-related acquisitions during 2011, which enhanced our platform for future growth in previously identified target markets. Coupled with tactical execution, our continued disciplined business approach and commitment to fundamentals and strategic vision have once again yielded impressive results, especially in a challenging environment. We are well positioned to continue building long-term shareholder value.”

NOTABLE ITEMS FOR THE FOURTH QUARTER (ALL COMPARISONS, UNLESS NOTED, ARE WITH THE PRIOR-YEAR QUARTER)

•	Net earnings per diluted share of $0.32 and Adjusted EPS of $0.52 (excluding a $0.20 per diluted share charge for business development expenses) compared with EPS of $0.32 and Adjusted EPS of $0.33

•	Consolidated net sales of $374.8 million, up 8.0%

•	Heritage aggregates product line pricing up 6.0%

•	Heritage aggregates product line volume down 1.2%

•	Heritage aggregates product line direct production costs up slightly, primarily due to an 11% increase in energy costs

•	Specialty Products net sales of $51.5 million and earnings from operations of $16.3 million, resulting in an 810-basis-point improvement in operating margin (excluding freight and delivery revenues)

•	Consolidated selling, general and administrative (“SG&A”) expenses down $2.4 million, or 130 basis points as a percentage of net sales

•	Closed asset exchange with Lafarge North America Inc. and acquisition of ready mixed concrete company in Colorado

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

•	Consolidated earnings from operations of $20.8 million, $35.9 million exclusive of business development expenses, compared with $33.2 million

NOTABLE ITEMS FOR THE YEAR (ALL COMPARISONS ARE VERSUS 2010)

•	Adjusted earnings per diluted share of $2.03 (which excludes a $0.25 per diluted share charge for business development expenses) compared with $2.12

•	Earnings per diluted share of $1.78 compared with $2.10

•	Net sales increased to $1.520 billion compared with $1.476 billion

•	Heritage aggregates product line pricing up 2.7%

•	Heritage aggregates product line volume down 3.5%

•	Specialty Products record earnings from operations of $66.3 million compared with $50.6 million

•	SG&A expenses down $6.3 million, or 60 basis points as a percentage of net sales

MANAGEMENT COMMENTARY (ALL COMPARISONS, UNLESS NOTED, ARE WITH THE PRIOR-YEAR QUARTER)

Nye continued, “The average selling price in our heritage aggregates product line was, as we expected, a positive trend that started in the first quarter and continued throughout the year. Pricing improved in each of our reporting segments, led by the 7.8% increase in our West Group, which supports our previously stated view that pricing growth is sustainable – despite depression-like shipment declines over the past five years.

“Another key to our strong performance in both the quarter and the full year has been our Specialty Products segment. This business continues to exceed expectations by completing a stellar year and setting new quarterly and annual records for net sales and earnings from operations. Net sales of $51.5 million increased $7.0 million, or 16%, over the prior-year quarter, reflecting growth in both the chemicals and lime product lines. Increased sales and effective cost management resulted in a 600-basis-point improvement in the business’ gross margin for the quarter. Earnings from operations were $16.3 million, a 55% increase over the prior-year quarter.

“Cost management is an enduring area of focus throughout our company. In line with that objective, direct production costs for our heritage aggregates product line increased only 1% despite an 11% increase in noncontrollable energy costs (principally diesel fuel), which reduced overall earnings by $0.05 per diluted share and was offset by reductions in personnel and depreciation costs. For the quarter, diesel fuel costs averaged $2.95 per gallon compared with $2.32 per gallon in the prior-year quarter. On a consolidated basis, our cost of sales increased 9.5% over the prior-year quarter, reflecting higher raw materials costs, including liquid asphalt, and the impact from rising energy costs.

“Our SG&A expense continues to differentiate us from others in the industry. On a consolidated basis, SG&A costs for the quarter declined $2.4 million, or 130 basis points as a percentage of net sales, primarily driven by lower pension and incentive compensation expenses. During the quarter, we also completed various restructuring activities. These actions led to $1.6 million of nonrecurring termination costs in the fourth quarter, but should reduce ongoing general and administrative expenses. Interest expense declined $3.6 million due to a higher mix of variable-rate debt, which currently bears a lower interest rate than our fixed-rate debt.

“We incurred $15.1 million of business development expenses during the quarter, including expenses related to completed transactions and expenses related to our exchange offer to effect a business combination with Vulcan Materials Company. For the year, business development expenses were $18.6 million.

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

“The most significant component of our business development expenses relates to our exchange offer to effect a business combination with Vulcan Materials Company, which would create a United States-based company that is the global leader in construction aggregates with a footprint reaching from coast to coast. Under the terms of the offer, launched on December 12, 2011, each outstanding share of Vulcan would be exchanged for 0.50 of a Martin Marietta share. We believe that a strategic combination of Martin Marietta and Vulcan is compelling financially and operationally, and that such a combination provides significant benefits for shareholders of both companies, as well as employees, customers and communities. We are continuing to pursue this combination in 2012.

“During the quarter, we completed a previously announced asset exchange with Lafarge North America Inc., providing our company with a new platform market position in the greater Denver, Colorado, area. In addition to acquiring strategic and attractive aggregates facilities, this swap transaction provides us with complementary downstream asphalt, ready mixed concrete and paving operations. In a subsequent transaction, we acquired a ready mixed concrete business in metropolitan Denver. These cumulative actions are consistent with our view that Denver is an attractive market to expand our geographic footprint based on its strong demographic trends, a per capita income well above the national average and its ability to attract both national and multinational businesses.

“To facilitate the asset exchange, we divested certain operations along the Mississippi River. These assets operated in a fragmented market with a high level of competition, relatively low barriers to entry and did not provide us the best opportunity to achieve our expected long-term return on assets. This swap transaction should not be interpreted as an abandonment of our long-haul distribution strategy, but as the use of our Mississippi River operations as currency for a premier position in a market with attractive growth dynamics to best meet our strategic objectives. We remain fully committed to our leading network of rail and water-served operations and believe this competitive differentiation provides us with the flexibility to effectively serve customers in the high-growth Southeast and Southwest markets.

“As previously noted, heritage aggregates product line shipments declined 1.2% for the quarter; however, volume variances differed significantly by market. Our Mideast Group experienced growth in most of its markets and, for the quarter, reported a 6.6% increase in heritage shipments. This growth stemmed from shipments to the energy sector and the Rebuild Indy program in Indiana. Importantly, the Mideast Group volume increase drove a 60% incremental margin after adjusting for the volatile rise in energy costs. Conversely, our Southeast Group continues to experience weakness in the North Georgia and Alabama markets and reported a heritage volume decline of 6.4% for the quarter.

“Consistent with trends noted throughout the year, the infrastructure market continues to represent more than half of our Aggregates business. Heritage shipments to this end use declined 2% compared with the prior-year quarter. While we are encouraged by the dialogue in Congress regarding the need for a multi-year federal highway bill, infrastructure spending continues to be constrained during short-term extensions of federal highway funding. We continue to anticipate consistent growth in infrastructure spending once long-term federal funding is resolved.

“Heritage aggregates shipments to the residential market increased 2%, reflecting enhanced multi-family construction activity, and heritage shipments to the nonresidential end-use market increased slightly, both compared with the prior-year quarter. Our heritage ChemRock/Rail end-use market decreased 4% from the prior-year quarter, as expected considering the significant volume of agricultural lime shipments in the fourth quarter of 2010.

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

LIQUIDITY AND CAPITAL RESOURCES

“We concluded 2011 with a characteristically strong cash position, with cash from operating activities for the year ended December 31, 2011, of $259.1 million compared with $269.8 million for 2010. The decrease was primarily due to one-time business development expenses in 2011, offset by an increase in payables, including accruals for certain of those costs. Our days sales outstanding of 47 days was unchanged from 2010 and continues to represent an impressive accomplishment in view of the challenging economic environment.

“For the year, we invested $155.4 million of capital, primarily in maintenance initiatives. We also invested in targeted organic-growth projects, including initiating construction of a $53 million dolomitic lime kiln in Woodville, Ohio, in our Specialty Products business. This project is expected to be substantially completed by late 2012. We also invested $91.6 million for three acquisitions completed during the year.

“At December 31, 2011, our ratio of consolidated debt to consolidated EBITDA, as defined in the accompanying financial statements, for the trailing twelve months was 3.25 times, in compliance with the limit in our debt covenants. Our acquisition-related borrowings increased the limit of the ratio from 3.5 times to 3.75 times for a period of 180 days.

“Our $100 million secured accounts receivable credit facility is scheduled to expire in April 2012. We have initiated communications with our lenders to begin the process of extending the facility for one year.

2012 OUTLOOK

“A variety of factors beyond our direct control continue to make forecasting future performance unclear. Of particular note is the status of long-term federal infrastructure funding and uncertainties surrounding the timing and amount of such funding.

“We continue to be pleased with the positive sentiments and dialogue in Washington, D.C. regarding the need for a multi-year surface transportation bill and its role in jobs creation. In his State of the Union address on January 25th, the President called for money that was previously being spent for wars in Iraq and Afghanistan to be used to rebuild America’s infrastructure. Further, there is seeming bipartisan Congressional agreement that infrastructure is a key and essential governmental priority. However, the reality of election-year politics in Washington will likely slow progress in passing this needed legislation. Our view is that unless a multi-year surface transportation bill is passed in the early part of the year, its reauthorization will likely fall victim to the partisan political process resulting in the current federal highway program being extended by a ninth continuing resolution through the end of the year. That said, if a bill is passed this year, the impact of its passage will be notable starting in 2013.

“Our expectations for 2012 are generally consistent with the McGraw Hill Construction forecast. Based on the two-fold impact of uncertainty created by the absence of a long-term highway bill, as well as the waning impact of the American Recovery and Reinvestment Act, we expect our heritage infrastructure end-use market volume to be down slightly in 2012. We anticipate double-digit volume growth in our heritage nonresidential end-use market, driven primarily by increased energy shipments, although natural gas prices, the timing of lease commitments for oil and natural gas companies, geographic transitions and weather conditions will continue to affect energy-sector activity. We expect the rate of improvement in our heritage residential end-use market to accelerate in 2012. Finally, our heritage ChemRock/Rail shipments should be relatively flat with 2011. Overall, we expect heritage aggregates product line shipments for full-year 2012 to increase from 3% to 4%.

“We anticipate heritage aggregates pricing increases from 2% to 4%. This overall increase is not expected to be uniform across our company.

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

“Heritage aggregates product line direct production costs per ton are expected to decline slightly in 2012, as increased production should improve operating efficiency. This forecast assumes energy prices are comparable with 2011.

“As previously indicated, the platform acquisition of our new Denver, Colorado-based business is consistent with one of our clearly articulated long-term strategies: to be in attractive growth areas with a leading market position – thereby permitting greater operational efficiencies, customer service and growth opportunities. Economic forecasts consistently show Denver’s population growing at a faster-than-average pace, with commensurate jobs growth. Still, while Denver has likely weathered the worst of the recession and maintained the features making it a favorite among businesses and new residents, the sheer timing of our early-December asset exchange of more southerly situated River assets for this new Denver business naturally increases our winter weather exposure – and, accordingly, alters our quarterly earnings pattern. Further, our average consolidated aggregate selling price will also change. Our former Mississippi River-based business was largely a long-haul enterprise with selling prices inclusive of the embedded costs in transporting aggregates from a producing location to a distant sales yard from which a customer made its purchase. By contrast, Denver is a truck-served market with the typical sales transaction completed at the producing location and absent transportation costs. Overall, as we integrate these operations into our disciplined cost structure, we estimate that the exchange of the River assets for the Denver assets is neutral to our full-year 2012 EBITDA. We expect that this acquisition will be accretive in 2013.

“Earnings for the Specialty Products segment should be approximately $66 million, consistent with 2011. Steel utilization and natural gas prices are two key drivers for this segment.

“SG&A expenses, excluding the incremental expense related to the newly acquired operations in Denver are expected to decline slightly. We expect favorable improvement in SG&A expenses related to our Denver-based acquisitions as we complete integration of these operations. Interest expense should remain relatively flat with 2011. Our effective tax rate is expected to approximate 26%, excluding discrete events. Capital expenditures are forecast at $155 million for 2012, which includes the remaining $35 million of the $53 million Specialty Products kiln project.

“Our 2012 estimated outlook assumes Martin Marietta on a stand-alone basis and does not give effect to the potential impact of the proposed combination of Martin Marietta and Vulcan Materials Company.”

RISKS TO OUTLOOK

The 2012 estimated outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to 2012 performance will be the United States economy and its impact on construction activity. In addition, our future performance, including the 2012 estimated outlook, could be affected by our proposal to combine Martin Marietta with Vulcan Materials Company as announced on December 12, 2011. For a discussion of the potential risks and other implications of the proposed transaction, please see the prospectus/offer to exchange included in Martin Marietta’s Registration Statement on Form S-4 filed on December 12, 2011 (as may be amended from time to time), as well as Martin Marietta’s other disclosures relating to the combination proposal.

Other risks related to the Corporation’s future performance include, but are not limited to: both price and volume and include a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; a greater-than-expected decline in infrastructure construction as a result of continued delays in traditional federal, state and/or local infrastructure projects and continued uncertainty regarding the timing and amount of a successor federal highway bill; a decline in nonresidential construction; a slowdown in the residential construction recovery; or some combination thereof. Further, increased highway construction funding pressures

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

resulting from either federal or state issues can affect profitability. Currently, nearly all states have general fund budget pressures driven by lower tax revenues. If these pressures negatively affect transportation budgets more than in the past, construction spending could be reduced. North Carolina and Texas, states that disproportionately affect our revenue and profitability, are among the states experiencing these fiscal pressures, although recent statistics indicate that transportation budgets and tax revenues are increasing.

The Corporation’s principal business serves customers in construction aggregates-related markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as, steel, explosives, tires and conveyor belts. Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. The Specialty Products business is sensitive to the absolute price and fluctuations in the cost of natural gas. However, due to recent technology developments allowing the harvesting of abundant natural gas supplies in the U.S., natural gas prices have stabilized.

Transportation in the Corporation’s long-haul network, particularly rail cars and locomotive power to move trains, affects our ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather, and the recent acquisitions of operations in the Denver, Colorado, market increased the Corporation’s exposure to winter weather. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.

Risks to the 2012 outlook include shipment declines as a result of economic events beyond the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

CONSOLIDATED FINANCIAL HIGHLIGHTS

Net sales for the fourth quarter were $374.8 million, an 8.0% increase versus the $346.9 million recorded in the fourth quarter of 2010. Earnings from operations for the fourth quarter of 2011 were $20.8 million compared with $33.2 million in 2010. Net earnings attributable to Martin Marietta Materials were $14.8 million, or $0.32 per diluted share, for the fourth quarter of both 2011 and 2010.

Net sales for full-year 2011 were $1.520 billion compared with $1.476 billion for the prior year. Full-year earnings from operations were $161.0 million versus $198.4 million in 2010. For the year, net earnings attributable to Martin Marietta Materials were $82.4 million, or $1.78 per diluted share, compared with net earnings attributable to Martin Marietta Materials of $97.0 million, or $2.10 per diluted share, in 2010.

BUSINESS FINANCIAL HIGHLIGHTS

Net sales for the Aggregates business during the fourth quarter of 2011 were $323.3 million compared with 2010 fourth-quarter sales of $302.4 million. Aggregates pricing at heritage locations was up 6.0%, while volume decreased 1.2%. Earnings from operations for the quarter were $23.1 million in 2011 versus $30.2 million in the prior year. Full-year 2011 net sales for the Aggregates business were $1.319 billion versus $1.299 billion in 2010. Earnings from operations were $127.5 million in 2011 compared with $168.6 million in 2010. For the year, heritage aggregates pricing increased 2.7%, while volume decreased 3.5%.

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

Specialty Products’ fourth-quarter net sales of $51.5 million increased 16% over prior-year net sales of $44.5 million. Earnings from operations for the fourth quarter were $16.3 million compared with $10.5 million in the year-earlier period. For full-year 2011, net sales were $200.6 million and earnings from operations were $66.3 million compared with net sales of $176.3 million and earnings from operations of $50.6 million for full-year 2010.

CONFERENCE CALL INFORMATION

The Company will host an online web simulcast of its fourth quarter 2011 earnings conference call later today (February 7, 2012). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 46805814.

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the performance of the United States economy; widespread decline in aggregates pricing; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas, Iowa, Georgia and South Carolina, which when coupled with North Carolina, represented 57% of 2011 net sales of the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the Corporation’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation also encourages investors to review its disclosures with respect to its proposed combination with Vulcan Materials Company, including the risks and other factors described under the headings “Risk Factors” and “Forward- Looking Statements” in the prospectus/offer to exchange included in the Corporation’s Registration Statement on Form S-4 filed on December 12, 2011 (as may be amended from time to time). Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

Important Additional Information

This press release relates, in part, to the Exchange Offer by Martin Marietta to exchange each issued and outstanding share of common stock of Vulcan for 0.50 shares of Martin Marietta common stock. This press release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, shares of Vulcan common stock, nor is it a substitute for the Tender Offer Statement on Schedule TO or the preliminary prospectus/offer to exchange included in the Registration Statement on Form S-4 (the “Registration Statement”) (including the letter of transmittal and related documents and as amended and supplemented from time to time, the “Exchange Offer Documents”) initially filed by Martin Marietta on December 12, 2011 with the SEC. The Registration Statement has not yet become effective. The Exchange Offer will be made only through the Exchange Offer Documents. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND ALL OTHER RELEVANT DOCUMENTS THAT MARTIN MARIETTA HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

In connection with the solicitation of proxies for Vulcan’s 2012 annual meeting of shareholders (the “Vulcan Meeting”), Martin Marietta filed a preliminary proxy statement (the “Vulcan Meeting Preliminary Proxy Statement”) with the SEC on January 24, 2012 and intends to file a definitive proxy statement in connection therewith (the “Vulcan Meeting Definitive Proxy Statement”). When completed, the Vulcan Meeting Definitive Proxy Statement and accompanying proxy card will be mailed to the shareholders of Vulcan. Martin Marietta also intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with its solicitation of proxies for a meeting of Martin Marietta shareholders (the “Martin Marietta Meeting”) to approve, among other things, the issuance of shares of Martin Marietta common stock pursuant to the Exchange Offer (the “Martin Marietta Meeting Proxy Statement”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE VULCAN MEETING PRELIMINARY PROXY STATEMENT, THE VULCAN MEETING DEFINITIVE PROXY STATEMENT, THE MARTIN MARIETTA MEETING PROXY STATEMENT AND OTHER RELEVANT MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

All documents referred to above, if filed, will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Morrow & Co., LLC at (877) 757-5404 (banks and brokers may call (800) 662-5200).

Martin Marietta, its directors and executive officers and the individuals nominated by Martin Marietta for election to Vulcan’s Board of Directors are participants in any solicitation of proxies from Vulcan shareholders for the Vulcan Meeting or any adjournment or postponement thereof. Martin Marietta, its directors and executive officers are participants in any solicitation of proxies from Martin Marietta shareholders for the Martin Marietta Meeting or any adjournment or postponement thereof. Information about the participants, including a description of their direct and indirect interests, by security holdings or otherwise, is available in the Registration Statement, the proxy statement for Martin Marietta’s 2011 annual meeting of shareholders, filed with the SEC on April 8, 2011, and the Vulcan Meeting Preliminary Proxy Statement, or will be available in the Vulcan Meeting Definitive Proxy Statement or the Martin Marietta Meeting Proxy Statement, as applicable.

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net sales	$374.8	$346.9	$1,520.0	$1,475.7
Freight and delivery revenues	46.3	43.7	193.9	177.2

Total revenues	421.1	390.6	1,713.9	1,652.9

Cost of sales	304.9	278.3	1,218.0	1,154.0
Freight and delivery costs	46.3	43.7	193.9	177.2

Total cost of revenues	351.2	322.0	1,411.9	1,331.2

Gross profit	69.9	68.6	302.0	321.7

Selling, general and administrative expenses	31.7	34.1	124.1	130.4
Business development expenses	15.1	0.7	18.6	1.2
Other operating (income) and expenses, net	2.3	0.6	(1.7)	(8.3)

Earnings from operations	20.8	33.2	161.0	198.4

Interest expense	13.3	16.9	58.6	68.4
Other nonoperating (income) and expenses, net	(0.3)	—	1.8	0.3

Earnings from continuing operations before taxes on income	7.8	16.3	100.6	129.7
Income tax (benefit) expense	(0.9)	2.3	21.0	30.9

Earnings from continuing operations	8.7	14.0	79.6	98.8

Gain (Loss) on discontinued operations, net of related tax expense (benefit) of $3.9, $0.5, $2.2 and $(1.6), respectively	6.4	1.2	4.0	(0.1)

Consolidated net earnings	15.1	15.2	83.6	98.7
Less: Net earnings attributable to noncontrolling interests	0.3	0.4	1.2	1.7

Net earnings attributable to Martin Marietta Materials, Inc.	$14.8	$14.8	$82.4	$97.0

Net earnings per common share:
Basic from continuing operations attributable to common shareholders	$0.18	$0.29	$1.70	$2.11
Discontinued operations attributable to common shareholders	0.14	0.03	0.09	—

	$0.32	$0.32	$1.79	$2.11

Diluted from continuing operations attributable to common shareholders	$0.18	$0.29	$1.69	$2.10
Discontinued operations attributable to common shareholders	0.14	0.03	0.09	—

	$0.32	$0.32	$1.78	$2.10

Dividends per common share	$0.40	$0.40	$1.60	$1.60

Average number of common shares outstanding:
Basic	45.7	45.5	45.7	45.5

Diluted	45.8	45.7	45.8	45.7

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net sales:
Aggregates Business:
Mideast Group	$112.7	$101.5	$454.0	$450.1
Southeast Group	53.4	53.9	224.7	243.7
West Group	157.2	147.0	640.7	605.6

Total Aggregates Business	323.3	302.4	1,319.4	1,299.4
Specialty Products	51.5	44.5	200.6	176.3

Total	$374.8	$346.9	$1,520.0	$1,475.7

Gross profit (loss):
Aggregates Business:
Mideast Group	$30.0	$25.0	$124.1	$133.2
Southeast Group	0.6	1.3	1.1	22.7
West Group	22.1	30.9	104.8	108.4

Total Aggregates Business	52.7	57.2	230.0	264.3
Specialty Products	18.6	13.4	75.4	61.7
Corporate	(1.4)	(2.0)	(3.4)	(4.3)

Total	$69.9	$68.6	$302.0	$321.7

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$11.0	$10.6	$42.5	$41.7
Southeast Group	5.4	5.9	22.1	22.9
West Group	11.9	11.0	43.9	42.9

Total Aggregates Business	28.3	27.5	108.5	107.5
Specialty Products	2.3	2.9	9.2	11.0
Corporate	1.1	3.7	6.4	11.9

Total	$31.7	$34.1	$124.1	$130.4

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$18.7	$13.6	$85.1	$94.0
Southeast Group	(6.1)	(4.3)	(21.2)	(0.8)
West Group	10.5	20.9	63.6	75.4

Total Aggregates Business	23.1	30.2	127.5	168.6
Specialty Products	16.3	10.5	66.3	50.6
Corporate	(18.6)	(7.5)	(32.8)	(20.8)

Total	$20.8	$33.2	$161.0	$198.4

Net sales by product line:
Aggregates Business:
Aggregates	$296.6	$281.3	$1,213.2	$1,218.1
Asphalt	10.2	10.3	47.3	37.9
Ready Mixed Concrete	10.3	5.6	33.0	25.0
Road Paving	5.9	5.2	25.3	17.8
Other	0.3	—	0.6	0.6

Total Aggregates Business	323.3	302.4	1,319.4	1,299.4

Specialty Products Business:
Magnesia-Based Chemicals	37.3	31.2	142.6	120.5
Dolomitic Lime	13.8	12.8	56.6	54.2
Other	0.4	0.5	1.4	1.6

Total Specialty Products Business	51.5	44.5	200.6	176.3

Total	$374.8	$346.9	$1,520.0	$1,475.7

Depreciation	$41.5	$43.7	$166.2	$174.1
Depletion	1.2	1.1	3.8	4.3
Amortization	1.0	0.8	3.4	3.1

	$43.7	$45.6	$173.4	$181.5

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	December 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$26.0	$70.3
Accounts receivable, net	203.7	183.4
Inventories, net	322.6	331.9
Other current assets	105.5	110.6
Property, plant and equipment, net	1,774.3	1,687.8
Intangible assets, net	670.8	644.1
Other noncurrent assets	44.9	46.6

Total assets	$3,147.8	$3,074.7

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$7.2	$248.7
Other current liabilities	166.5	136.8
Long-term debt (excluding current maturities)	1,052.9	782.0
Other noncurrent liabilities	472.3	438.9
Total equity	1,448.9	1,468.3

Total liabilities and equity	$3,147.8	$3,074.7

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2011	2010
Operating activities:
Consolidated net earnings	$83.6	$98.7
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	173.4	181.5
Stock-based compensation expense	11.5	14.7
Excess tax benefits from stock-based compensation transactions	—	(1.3)
Gains on divestitures and sales of assets	(15.5)	(4.5)
Deferred income taxes	11.3	1.0
Other items, net	1.6	4.6
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(19.4)	(20.5)
Inventories, net	(5.1)	1.2
Accounts payable	30.4	8.2
Other assets and liabilities, net	(12.7)	(13.8)

Net cash provided by operating activities	259.1	269.8

Investing activities:
Additions to property, plant and equipment	(155.4)	(135.9)
Acquisitions, net	(91.6)	(43.3)
Proceeds from divestitures and sales of assets	8.1	5.0
Railcar construction advances	—	(9.0)
Repayment of railcar construction advances	—	9.0

Net cash used for investing activities	(238.9)	(174.2)

Financing activities:
Borrowings of long-term debt	495.0	200.0
Repayments of long-term debt and payments on capital lease obligations	(470.5)	(420.0)
Change in bank overdraft	(2.1)	0.4
Dividends paid	(73.6)	(73.6)
Debt issue costs	(3.3)	(0.1)
Issuances of common stock	1.4	3.1
Excess tax benefits from stock-based compensation transactions	—	1.3
Purchase of subsidiary shares from noncontrolling interest	(10.4)	—
Distributions to owners of noncontrolling interests	(1.0)	—

Net cash used for financing activities	(64.5)	(288.9)

Net decrease in cash and cash equivalents	(44.3)	(193.3)
Cash and cash equivalents, beginning of period	70.3	263.6

Cash and cash equivalents, end of period	$26.0	$70.3

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended December 31, 2011		Year Ended December 31, 2011
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	6.6%	3.3%	(2.0%)	1.7%
Southeast Group	(6.4%)	5.4%	(12.4%)	5.0%
West Group	(4.6%)	7.8%	(1.4%)	3.4%
Heritage Aggregates Operations	(1.2%)	6.0%	(3.5%)	2.7%
Aggregates Product Line (3)	(2.9%)	5.2%	(3.8%)	2.7%

	Three Months Ended December 31,		Year Ended December 31,
Shipments (tons in thousands)	2011	2010	2011	2010
Heritage Aggregates Product Line: (2)
Mideast Group	9,895	9,279	39,453	40,257
Southeast Group	4,212	4,499	18,159	20,727
West Group	13,991	14,670	60,149	60,996

Heritage Aggregates Operations	28,098	28,448	117,761	121,980
Acquisitions	494	33	1,067	33
Divestitures (4)	1,348	2,343	6,246	7,994

Aggregates Product Line (3)	29,940	30,824	125,074	130,007

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.
(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.
(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three months and year ended December 31, 2011 and 2010, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Gross profit	$69.9	$68.6	$302.0	$321.7

Total revenues	$421.1	$390.6	$1,713.9	$1,652.9

Gross margin	16.6%	17.6%	17.6%	19.5%

	Three Months Ended December 31,		Year Ended December 31,
Gross Margin Excluding Freight and Delivery Revenues	2011	2010	2011	2010

Gross profit	$69.9	$68.6	$302.0	$321.7

Total revenues	$421.1	$390.6	$1,713.9	$1,652.9
Less: Freight and delivery revenues	(46.3)	(43.7)	(193.9)	(177.2)

Net sales	$374.8	$346.9	$1,520.0	$1,475.7

Gross margin excluding freight and delivery revenues	18.7%	19.8%	19.9%	21.8%

Operating Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Earnings from operations	$20.8	$33.2	$161.0	$198.4

Total revenues	$421.1	$390.6	$1,713.9	$1,652.9

Operating margin	4.9%	8.5%	9.4%	12.0%

Operating Margin Excluding Freight and Delivery Revenues	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Earnings from operations	$20.8	$33.2	$161.0	$198.4

Total revenues	$421.1	$390.6	$1,713.9	$1,652.9
Less: Freight and delivery revenues	(46.3)	(43.7)	(193.9)	(177.2)

Net sales	$374.8	$346.9	$1,520.0	$1,475.7

Operating margin excluding freight and delivery revenues	5.5%	9.6%	10.6%	13.4%

EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com. EBITDA is as follows for the three months and year ended December 31, 2011 and 2010.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$74.4	$79.6	$335.9	$374.7

A reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net Earnings Attributable to Martin Marietta Materials, Inc.	$14.8	$14.8	$82.4	$97.0
Add back:
Interest Expense	13.3	16.9	58.6	68.5
Income Tax Expense for Controlling Interests	3.0	2.7	23.1	29.3
Depreciation, Depletion and Amortization Expense	43.3	45.2	171.8	179.9

EBITDA	$74.4	$79.6	$335.9	$374.7

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars, other than earnings per share amounts, and number of shares in millions)

Adjusted earnings per diluted share (“Adjusted EPS”) and the earnings per diluted share impact of business development expenses represent non-GAAP financial measures. Consolidated earnings from operations exclusive of business development expenses also represents a non-GAAP measure. Management presents these measures as it believes Adjusted EPS represents the most comparable operating performance measure to analysts’ expectations as they have not factored the impact of business development expenses into their EPS expectations. Further, management believes Adjusted EPS and consolidated earnings from operations exclusive of business development expenses represent more meaningful comparisons of performance considering the significant impact of business development expenses incurred in 2011.

The following shows the calculation of the EPS impact of business development expenses and reconciles earnings per diluted share in accordance with generally accepted accounting principles to Adjusted EPS:

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
Business development expenses	$15.1	$0.7
Income tax effect	5.8	0.3

After-tax impact of business development expenses	$9.3	$0.4

Diluted average number of common shares outstanding	45.8	45.7

Earnings per diluted share impact of business development expenses	$0.20	$0.01

	Year Ended December 31, 2011	Year Ended December 31, 2010
Business development expenses	$18.6	$1.2
Income tax effect	7.2	0.5

After-tax impact of business development expenses	$11.4	$0.7

Diluted average number of common shares outstanding	45.8	45.7

Earnings per diluted share impact of business development expenses	$0.25	$0.02

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
Earnings per diluted share in accordance with generally accepted accounting principles	$0.32	$0.32
Add back: Earnings per diluted share impact of business development expenses	0.20	0.01

Adjusted EPS	$0.52	$0.33

	Year Ended December 31, 2011	Year Ended December 31, 2010
Earnings per diluted share in accordance with generally accepted accounting principles	$1.78	$2.10
Add back: Earnings per diluted share impact of business development expenses	0.25	0.02

Adjusted EPS	$2.03	$2.12

The following reconciles consolidated earnings from operations exclusive of business development expenses to consolidated earnings from operations in accordance with generally accepted accounting principles:

Three Months Ended December 31, 2011
Consolidated earnings from operations in accordance with generally accepted accounting principles	$20.8
Business development expenses	15.1

Consolidated earnings from operations exclusive of business development expenses	$35.9

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MLM Announces Fourth Quarter 2011 Results

February 7, 2012

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in millions)

The presentation of incremental operating margin excluding freight and delivery revenues for the Mideast Group, assuming energy costs were equal to the expense in the prior-year quarter, is a non-GAAP financial measure. Management presents this measure, as it believes it helps demonstrate the impact of incremental sales on operating margin due to the significant amount of fixed production costs. The following presents the calculation of the incremental operating margin excluding freight and delivery revenues for the Mideast Group for the quarter ended December 31, 2011, assuming energy costs were equal to the expense for the quarter ended December 31, 2010:

Mideast Group net sales for the quarter ended December 31, 2011	$112.7
Mideast Group net sales for the quarter ended December 31, 2010	101.5

Incremental net sales for the Mideast Group	$11.2

Mideast Group earnings from operations for the quarter ended December 31, 2011	$18.7
Increase in energy costs for Mideast Group for the quarter ended December 31, 2011	1.6

Pro forma earnings from operations for Mideast Group for quarter ended December 31, 2011	20.3
Mideast Group earnings from operations for the quarter ended December 31, 2010	13.6

Pro forma incremental earnings from operations for the Mideast Group for the quarter ended December 31, 2011, assuming energy costs were equal to the expense in prior-year quarter	$6.7

Pro forma incremental operating margin for the Mideast Group for the quarter ended December 31, 2011, assuming energy costs were equal to the expense in prior-year quarter	60%

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, the Corporation’s ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months can not exceed 3.5 times as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined. Acquisition-related borrowings increase the limit of the ratio from 3.5 times to 3.75 times for a period of 180 days, so long as the ratio does not exceed 3.5 times when excluding the acquisition-related borrowings.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at December 31, 2011. For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

	Twelve-Month Period January 1, 2011 to December 31, 2011
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$85.1
Add back:
Interest expense	58.6
Income tax expense	21.0
Depreciation, depletion and amortization expense	158.8
Stock-based compensation expense	11.5
Deduct:
Interest income	(0.8)

Consolidated EBITDA, as defined	$334.2

Consolidated Debt, including debt guaranteed by the Corporation, at December 31, 2011	$1,086.7

Consolidated Debt-to-Consolidated EBITDA, as defined, at December 31, 2011 for the trailing twelve-month EBITDA	3.25	times

-END-